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                                                                    Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                   INVESCO HIGH YIELD INVESTMENTS FUND, INC.

An Annual Meeting ("Meeting") of Shareholders of Invesco High Yield Investments Fund, Inc. was held on July 14, 2011. The Meeting was held for the following purpose:

(1) Elect six Directors by the holders of Common Shares, each of whom will serve for a three-year term or until a successor has been duly elected and qualified.

The  results  of  the  voting  on  the  above  matter  were  as  follows:

                                           Votes
Matter                    Votes For       Withheld
------------------------  ---------       --------
(1)   David C. Arch.....  9,564,726        342,166
      Bob R. Baker .....  9,559,187        347,705
      Frank S. Bayley ..  9,556,501        350,391
      Larry Soll .......  9,563,426        343,466
      Philip A. Taylor .  9,564,094        342,798
      Wayne W. Whalen ..  9,558,667        348,225

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